Exhibit 99(e)(5)

Non-binding unofficial translation into English for information purposes only. Original in French.

[FORM OF FOUNDER’S WARRANTS “BCE”]

ARTICLE I.    DEFINITIONS

(a)	“Share” means a share of the Capital of the Company.
(b)	“Director” means a member of the Board.
(c)	“Extraordinary General Meeting” means the extraordinary general meeting of the shareholders of the Company of [Date].
(d)	“General Meeting” means a general meeting of the shareholders of the Company other than the Extraordinary General Meeting.
(e)

“FSW” means a bon de souscription de parts de créateur d’entreprise [Founder’s Share Warrant] as governed by article L.228-95 of the French Commercial Code (previously article 339-5 of the Law July 24, 1966 relating to commercial companies) and article 163 bis G of the French General Tax Code.

(f)	“Capital” means the capital stock of the Company.
(g)	“General Conditions” means the general conditions approved by the Extraordinary General Meeting and that constitute Exhibit B of the Extraordinary General Meeting’s decisions.
(h)	“Board” means the board of directors of the Company.
(i)

“Notice of Grant” means a written notice issued by the Company and signed by the Holder evidencing the main terms and conditions of an individual FSW grant and the terms and conditions of the General Conditions

(j)

“Notice of Exercise” means a written notice from the Holder of the exercise of the FSW and the subscription of the Shares in accordance with the subscription template form of the Company attached to the Notice of Grant.

(k)

“Beneficiary” means the CEO & Chairman of the Board (PDG), the Managing Directors (Directeurs Généraux), the Deputy Chief Managing Director(s) (Directeurs Généraux Délégués) and any other person employed by the Company. A director’s office, paid or not, does not constitute an employment relationship.

(l)	“Disability” means a disability declared further to a medical examination provided for in article R. 241-51 of the Labor Code.
(m)

“Commercial Code” means the French Commercial Code, codifying law no. 66-537 of July 24, 1966 relating to commercial companies by order no. 2000-912 of September 18, 2000 relating to the legislative section of the Commercial Code.

(n)

“Continuous Status as a Beneficiary” means as regards an employee, that the employment relationship between the Beneficiary and the Company is neither interrupted nor terminated. Or as regards the CEO & Chairman of the Board or a Managing Director, that the term of their office has not expired. Continuous Status as a Beneficiary shall not be considered interrupted in the case of termination of the employment contract or of the term of the office, in order to make the Holder available to a company under the Company’s control or that controls the Company or under common control of the Company, as defined under article L.233-3 of the French Commercial Code (previously article 355-1 of the law no. 66-537 dated July 24, 1966 relating to commercial companies). The date of the Holder’s termination of

Continuous Status will be the date of termination of the employment contract, or of the term of the office, as the case may be.
(o)

“Resolution” means the resolution adopted by the General Meeting of the Company deciding or authorizing the Board to issue FSW or, as the case may be, the resolution adopted by the General Meeting modifying the terms and conditions of the FSW.

(p)	“Company” means WAVECOM SA, a société anonyme organized under the laws of the Republic of France.
(q)	“Holder” means a person who holds at least one outstanding FSW.

Article II.       GENERAL CONDITIONS

Section 2.01 Application of General Conditions

The FSW are subject to the provisions of the Resolution and of the resolution of the Board approving the issuing of the FSW, as the case may be, and to the General Conditions as a whole.

Section 2.02 Change in the General Conditions

The Shareholders of the Company may, by General Meeting, decide to change the General Conditions. However, the rights of the Holder shall not be altered by any change or modification of the General Conditions unless otherwise agreed between the Holder and the Company, except of course for ones resulting from laws or regulations. This agreement must be written and must be signed by the Holder and the Company.

Article III.       LIMITATIONS

Section 3.01 Nature of the FSW

The FSW are securities governed by the French Commercial Code and by article 163 bis G of the French General Tax Code. In any case shall they be deemed to be a part of the employment contract or payment of an officer’s remuneration, or compensation paid to the Holder.

Section 3.02 Tax benefits and tax advice

The Company shall not be deemed responsible as to the loss of tax benefits, be they actual or alleged, and other losses actually or presumably incurred by the Holder as a consequence of the grant of the FSW to the Holder or the subscription of Shares by the Holder resulting from in particular a change in the tax legislation or rules or a change in the position or interpretation of the French tax authority or any decision by any competent jurisdiction. The Holder is aware of the potential negative tax consequences of the subscription or sale of the Shares. The Holder is responsible for seeking, from Advisors of his/her choice, the advice and opinions he or she deems necessary in relation to the subscription and sale of the shares. In no case shall the Company provide any advice to the Holder.

Article IV.       TERM AND VALIDITY OF THE FSW

The term of each FSW shall be five (5) years from the date of issuance. If the Holder does not exercise, in whole or in part, the FSW at the end of the five (5) year period, the remaining FSW shall terminate automatically.

Article V.        FSW EXERCISE PRICE AND CONSIDERATION

Section 5.01 Exercise Price

The exercise price shall be determined by the Board in accordance with the provisions of the Resolution.

Section 5.02 Payment

The Payment for the Shares following the exercise of the FSW will be a single payment equal to the subscription price to be made by:

- bank transfer

- check

-offset between receivables

-any combination of the foregoing methods of payment such payment to be accompanied by the Notice of Exercise.

Article VI.        EXERCISE OF FSW

Section 6.01 Schedule for Exercise of the FSW

The Holder will be entitled to exercise his/her FSW in accordance with the provisions of the Resolution and more particularly in accordance with the schedule for exercise as determined by the General Meeting, subject to the application of the provisions of the present General Conditions.

Section 6.02 Procedure for Exercise

The FSW may not be exercised in order to subscribe a fraction of a Share.

The FSW shall be exercised by sending a Notice of Exercise with the number of Shares for which the FSW are being exercised (the “Shares to be Subscribed”). The Holder shall sign the Notice of Exercise and deliver it in person, or send it by registered letter with return receipt requested, to the Company or to its representative. The Notice of Exercise shall be addressed with the full payment for the subscription price for the Shares to be Subscribed. The FSW shall be deemed exercised when the Company or its representative receives the duly signed Notice of Exercise together with full payment of the subscription price in accordance with article 5.02 of the General Conditions.

The Shares issued upon exercise of a FSW shall be issued in the name of the Holder.

The Shares will only be issued upon proper exercise of the FSW in accordance with the rules governing their issue and with the rules of the French Commercial Code. Upon exercise of the FSW, the Shares issued to the Holder shall be fungible with all other Shares of the Company and shall be entitled to dividends for the fiscal year during which the FSW shall have been exercised.

Until the Shares are issued (as reflected by their recording in the Company’s shareholders’ accounts), the Holder shall not have by virtue of his being a Holder any voting rights, or rights to dividends or any other rights as a shareholder, except for rights otherwise resulting from his ownership of Shares in the Company.

Section 6.03 Continuous Status as Beneficiary

Upon termination of a Holder’s Continuous Status as a Beneficiary, other than upon the Holder’s death or disability, the FSW may be exercised at any time within three (3) months following the Holder’s termination of Continuous Status as Beneficiary, and only for those FSW that the Holder was entitled to exercise at the date of termination as is specified in the schedule of exercise of the Resolution; in any case, the exercise may not occur after the term of the FSW, as set forth in the Resolution and in the General Conditions. If, after termination of the Continuous Status as Beneficiary, the Holder does not exercise his or her FSW within the three (3) months periods specified, the FSW shall terminate automatically.

Section 6.04 Interruption of employment contract

In the event of an interruption of the employment contract (except for maternity leave, adoption leave, sick leave or industrial accident) of a Holder for a period longer than thirty (30) consecutive calendar days, the Holder will not be entitled to exercise the FSW otherwise exercisable and attributable to the entire period of interruption of the employment contract. The FSW not exercisable under this provision herein shall be terminated. The Holder will be entitled to exercise the FSW, not otherwise terminated, on the first day of the month following the end of the interruption period in accordance with the exercise schedule as defined in Section 6.01.

In the event of a suspension period over a year, the Holder’s Continuous Status as Beneficiary will terminate.

This section 6.04 shall not apply in case of an interruption of the Holder’s employment contract in order to make the Holder available to a company under the Company’s control or that controls the Company or under common control of the Company, as defined under article L.233-3 of the French Commercial Code.

Section 6.05 Disability of Holder

In the event that a Holder’s Continuous Status as a Beneficiary terminates as a result of the Holder’s Disability, the Holder may exercise his or her FSW at any time within nine (9) months following the date of such termination, but only to the extent that the Holder was entitled, in accordance with the exercise schedule of the Resolution, to exercise the FSW at the date of such termination, and therefore to subscribe Shares (but in no event later than the expiration of the term of such FSW as set forth in the Resolution and in the General Conditions).

If, after termination, the Holder does not exercise his or her FSW within the time specified herein, the FSW shall terminate.

Section 6.07 Death of Holder

In the event of the death of a Holder during the term of the FSW, the FSW may be exercised at any time within nine (9) months starting with the date of death, by the Holder’s heirs or legatee, but only to the extent that the Holder was entitled to exercise the FSW at the date of death and for the Shares that the Holder could be subscribed at such date according to the schedule of exercise in the Resolution, but in no event later than the expiration of the term of such FSW as set forth in the Resolution and in the General Conditions.

However, as an exception to the foregoing, in the event of the death of a Holder, who at the time of such death had enjoyed a Continuous Status as a Beneficiary for more than four years, some or all of the FSW granted at least one year before the Holder’s death, may be exercised within the same nine (9) months period starting with the date of death, by the Holder’s heirs or legatee. If, after death, the Holder’s estate or a person who acquired the right to exercise the FSW (as heirs or legatee) does not exercise the FSW within the time specified herein, the FSW shall terminate.

Article VII.     NON TRANSFERABILITY OF FSW

In accordance with the article 163 bis G of the French General Tax Code, the FSW are non transferable. They are nominative and are recorded in an account.

A FSW may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or pursuant to the rules on inheritance and shall be only exercisable by the Holder while still alive.

Article VIII.   LIQUIDATION, MERGERS, CHANGE OF CONTROL, DIVISION OR CONSOLIDATION OF SHARES

Section 8.01 Liquidation

In the event of a liquidation of the Company, to the extent that a FSW has not been previously exercised, it shall automatically terminate as a result of such liquidation.

Section 8.02 Merger or change of control

In the event of a merger of the Company with or into one or more other corporation(s), or of the sale by one or several shareholders of the Company to one or more persons (individuals or entities), acting alone or in concert, of a number of Shares resulting in a transfer of control (pursuant to article L.233-3 of the French Commercial Code) of the Company to said person(s), the Holder will be informed as a shareholder of the Company, and shall receive the same information as if he or she were a shareholder, in order to allow him/her to exercise his or her right to subscribe shares, but only for the number of FSW exercisable by such person at the date of the exercise of his or her right, hence within the limit of the corresponding Shares that he/she was entitled to subscribe at such date, in accordance with the schedule of exercise of the Resolution.

Section 8.03 Division or Consolidation of Shares

In the event of division or consolidation of the Shares of the Company, the number of Shares that can be subscribed upon exercise of the rights attached to the FSW will be, at the effective date of division or consolidation of the shares, multiplied in the event of division and divided in the event of consolidation, so as to entitle the Holder to a number of shares equal to the number of shares he or she would have been entitled to obtain if he or she had exercised the FSW on the date of division or consolidation. However, in case of fractions, the Holder shall be responsible for combining the FSW as they result from the transaction.

Article IX.     LAW AND JURISDICTION

These General Conditions shall be governed by and constructed in accordance with the laws in France. The Tribunal de Grande Instance of Nanterre shall have exclusive jurisdiction to determine any claim or dispute arising in connection herewith.